CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

AMENDMENT NUMBER FIFTY
TO
SUB-ADMINISTRATION AGREEMENT
THIS AMENDMENT NUMBER FIFTY TO SUB-ADMINISTRATION AGREEMENT (this “Amendment”) is entered into as of the 25th day of February, 2022, with effect as of March 1, 2022 (“Amendment Effective Date”) by and between Global X Management Company LLC, a Delaware limited liability company (“GXMC”), and SEI Investments Global Funds Services, a Delaware statutory trust (the “Sub-Administrator”).
WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended;
WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the “Agreement”); and
WHEREAS, GXMC and the Sub-Administrator desire to further amend the Agreement on the terms and subject to the conditions provided herein.
NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.    Section 9.01 (Term and Renewal). Section 9.01 (Term and Renewal) is hereby deleted in its entirety and replaced as follows:

9.01     Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect through and until August 31, 2027 (the “Initial Term”), and thereafter shall automatically renew for successive eighteen month terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred and eighty (180) days prior to the last day of the then current term to each other party hereto.

2.    Section 12.09 (Entire Agreement; Amendments). Section 12.09 (Entire Agreement; Amendments) is hereby deleted in its entirety and replaced as follows:

12.09    Entire Agreement; Amendments. This Agreement (including all of the Schedules attached hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. Except as otherwise permitted herein, this Agreement (including each of the Schedules attached hereto) may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties; provided however, that solely with respect to Schedule I (Funds). such Schedule I may be amended to add or remove any Fund(s) via email agreement from the respective Authorized Persons, it being understood that the parties shall use reasonable efforts to evaluate the necessity of formal amendments to Schedule I on a quarterly basis.

3.    Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted and replaced in its entirety as set forth in the Schedule I (Funds) attached as Attachment 1 hereto.

4.    Schedule II (Services). Schedule II (Services) of the Agreement is hereby amended to add a new “Outsourced Global Shareholder Disclosure Services” section to the end of Schedule II, which new section shall be as set forth on Attachment 2 hereto.

5.    Schedule III (Fees). Schedule III (Fees) of the Agreement is hereby deleted and replaced in its entirety as set forth in the Schedule III (Fees) attached as Attachment 3 hereto.

6.    Schedule V (Service Level Agreement). Schedule V (Service Level Agreement) is hereby deleted and replaced in its entirety as set forth in the Schedule V (Service Level Agreement) attached as Attachment 4 hereto.

7.    Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

8.    Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

9.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: /s/ John Alshefski Name: John Alshefski Title: SVP	GLOBAL X MANAGEMENT COMPANY LLC By: /s/ Susan Lively Name: Susan Lively Title: General Counsel

SEI 347428    2

ATTACHMENT 1

SCHEDULE I

Funds

Global X Adaptive U.S. Factor ETF
Global X Adaptive U.S. Risk Management ETF
Global X Aging Population ETF
Global X AgTech & Food Innovation ETF
Global X Alternative Income ETF
Global X Artificial Intelligence & Technology ETF
Global X Augmented & Virtual Reality ETF
Global X Autonomous & Electric Vehicles ETF
Global X Blockchain ETF
Global X Blockchain & Bitcoin Strategy ETF
Global X Cannabis ETF
Global X China Biotech Innovation ETF
Global X China Innovation ETF
Global X China Mid Cap ETF
Global X CleanTech ETF
Global X Clean Water ETF
Global X Cloud Computing ETF
Global X Conscious Companies ETF
Global X Copper Miners ETF
Global X Cybersecurity ETF
Global X Data Center REITs & Digital Infrastructure ETF
Global X DAX Germany ETF
Global X Disruptive Materials ETF
Global X Dow 30® Covered Call ETF
Global X E-commerce ETF
Global X Education ETF
Global X Emerging Markets Bond ETF
Global X Emerging Markets Internet & E-commerce ETF
Global X Financials Covered Call & Growth ETF
Global X FinTech ETF
Global X Founder-Run Companies ETF
Global X FTSE Southeast Asia ETF
Global X Genomics ETF
Global X Gold Explorers ETF
Global X Green Building ETF
Global X Guru® Index ETF
Global X Health & Wellness ETF
Global X Health Care Covered Call & Growth ETF
Global X Hydrogen ETF
Global X Information Technology Covered Call & Growth ETF
Global X Interest Rate Hedge ETF
Global X Interest Rate Volatility & Inflation Hedge ETF
Global X Internet of Things ETF
Global X Kuwait ETF
Global X Lithium & Battery Tech ETF
Global X Luxembourg ETF
Global X Metaverse ETF
Global X Millennial Consumer ETF
Global X MLP & Energy Infrastructure ETF
Global X MLP ETF
Global X MSCI Argentina ETF
Global X MSCI China Communication Services ETF
Global X MSCI China Consumer Discretionary ETF
Global X MSCI China Consumer Staples ETF
Global X MSCI China Energy ETF
Global X MSCI China Financials ETF
Global X MSCI China Health Care ETF
SEI 347428    3

Global X MSCI China Industrials ETF
Global X MSCI China Information Technology ETF
Global X MSCI China Materials ETF
Global X MSCI China Real Estate ETF
Global X MSCI China Utilities ETF
Global X MSCI Colombia ETF
Global X MSCI Greece ETF
Global X MSCI Next Emerging & Frontier ETF
Global X MSCI Nigeria ETF
Global X MSCI Norway ETF
Global X MSCI Pakistan ETF
Global X MSCI Portugal ETF
Global X MSCI SuperDividend® EAFE ETF
Global X MSCI SuperDividend® Emerging Markets ETF
Global X MSCI Vietnam ETF
Global X Nasdaq 100 Collar 95-110 ETF
Global X Nasdaq 100 Covered Call ETF
Global X Nasdaq 100 Covered Call & Growth ETF
Global X Nasdaq 100 Tail Risk ETF
Global X Nasdaq 100 Risk Managed Income ETF
Global X Renewable Energy Producers ETF
Global X Robotics & Artificial Intelligence ETF
Global X Russell 2000 Covered Call ETF
Global X S&P 500® Catholic Values ETF
Global X S&P 500 Collar 95-110 ETF
Global X S&P 500 Covered Call & Growth ETF
Global X S&P 500® Covered Call ETF
Global X S&P 500® Quality Dividend ETF
Global X S&P 500 Risk Managed Income ETF
Global X S&P 500 Tail Risk ETF
Global X S&P® Catholic Values Developed ex-U.S. ETF
Global X S&P Catholic Values U.S. Aggregate Bond ETF
Global X Silver Miners ETF
Global X Social Media Index ETF
Global X Solar ETF
Global X SuperDividend® ETF
Global X SuperDividend® REIT ETF
Global X SuperDividend® US ETF
Global X SuperIncome™ Preferred ETF
Global X Telemedicine & Digital Health ETF
Global X Thematic Growth ETF
Global X U.S. Dividend Covered Call & Growth ETF
Global X U.S. Infrastructure Development ETF
Global X U.S. Preferred ETF
Global X Uranium ETF
Global X Variable Rate Preferred ETF
Global X Video Games & Esports ETF
Global X Wind Energy ETF

SEI 347428    4

ATTACHMENT 2

Outsourced Global Shareholder Disclosure Services:

Global Shareholder Disclosure Services	Sub-Administrator Responsibility	GXMC Responsibility
Data Management Services
•Facilitate data loads into monitoring system
•Aggregate, format and normalize all necessary data prior to loading into monitoring system
•Review data loads for completion
•Research and resolve data load exceptions
•Setup data structures into monitoring system
•Provide assistance with remedying data exceptions •Provide assistance with legal structures during setup
Monitoring Services
•Review daily monitoring results against client provided testing parameters
•Communicate to client any exceptions or early warnings triggered from GXMC provided tests
•Report daily monitoring results to GXMC
•Provide a User Interface accessible via the SEI Manager Dashboard, a web-based portal for GXMC’s input, review, access and monitoring of Reporting data and documents
•Provide initial test list and any updates, as applicable •Review and approve daily monitoring results •Provide Sub-Administrator with any ongoing user permission changes or new user setups
Filing Services
•Prepare draft regulatory reports for submission to regulators
•Provide draft reports to client for review and approval in the regulatory or industry prescribed format, as required
•Modify reports as directed by GXMC
•File approved regulatory reports
•Archive and retain Reports, filings and supporting data, as applicable

•Review and approve all Reporting data and documents prior to filing or 3rd party distribution
•Provide Sub-Administrator with 60-day written notice of changes to regulatory reporting requirements (i.e. - new jurisdictional requirements, change to frequency, etc.)

SEI 347428    5

Outsourced Global Shareholder Disclosure Services – Business Assumptions:

A.Sub-Administrator resource skill expectations:
◦Implementation Manager - a central point of contact and resource coordination for the duration of the implementation project.
◦Data specialist - training, data mapping, and analysis.
◦Support team - immediate response to issues.
◦Best Practices - regulatory resources.
B.GXMC’s responsibilities:
◦Provide appropriate resources and expertise in a timely fashion for technical and business reviews.
◦Participate in training sessions and assign appropriate resources to become system experts.
◦Manage periodic status meetings against goals and responsibilities outlined in Statement of Work.
◦Provide Sub-Administrator with access to relevant project documentation.
C.Acceptance criteria:
◦Sub-Administrator deliverables must be reviewed and signed off by GXMC. If GXMC does not review or sign off on a deliverable within 90 business days, it is deemed accepted.
D.Location of services:
◦Majority of work is expected to be completed remotely via virtual collaboration (phone, video conferencing, and/or online collaboration software hosted by Sub-Administrator and/or GXMC).

SEI 347428    6

ATTACHMENT 3

SCHEDULE III
Fees
Administration and Accounting Fee:

The following fees are due and payable monthly to Sub-Administrator pursuant to Section 8 of the Agreement. GXMC will be charged the greater of the applicable Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.
Asset Based Fees payable from March 1, 2022 through May 31, 2022: (assessed monthly in arrears based on the aggregate average daily net assets of the Trust:

Trust Assets	Basis Points
First $10 billion in aggregate net assets of the Trust	[ ]
Next $30 billion in aggregate net assets of the Trust	[ ]
Next $35 billion in aggregate net assets of the Trust	[ ]
Next $25 billion in aggregate net assets of the Trust	[ ]
Aggregate net assets of the Trust in excess of $100 billion	[ ]

Asset Based Fees payable from June 1, 2022 through August 31, 2022: (assessed monthly in arrears based on the aggregate average daily net assets of the Trust:

Trust Assets	Basis Points
First $10 billion in aggregate net assets of the Trust	[ ]
Next $30 billion in aggregate net assets of the Trust	[ ]
Next $35 billion in aggregate net assets of the Trust	[ ]
Next $25 billion in aggregate net assets of the Trust	[ ]
Aggregate net assets of the Trust in excess of $100 billion	[ ]

Asset Based Fees payable from and after September 1, 2022: (assessed monthly in arrears based on the aggregate average daily net assets of the Trust:

Trust Assets	Basis Points
First $40 billion in aggregate net assets of the Trust	[ ]
Next $35 billion in aggregate net assets of the Trust	[ ]
Next $25 billion in aggregate net assets of the Trust	[ ]
Aggregate net assets of the Trust in excess of $100 billion	[ ]

Annual Minimum Fee (calculated and paid on a monthly basis):

Funds	Annual Minimum Fee
Up to the first 20 Funds set forth on Schedule I of this Agreement	[ ]*
Each Additional Fund set forth on Schedule I of this Agreement	[ ]**

SEI 347428    7

* Notwithstanding the Annual Minimum Fee set forth herein, in the event that a significant number of Funds liquidate or otherwise cease to be included on Schedule I such that the Trust consists of 12 or less Funds, the Annual Minimum Fee shall be reduced to equal [ ] per Fund. If the [ ] per Fund Annual Minimum Fee is implemented due to such reduction of the number of Funds included on Schedule I, the Trust, GXMC and the Sub-Administrator shall meet and negotiate in good faith as to mutually agreeable adjustments to this Schedule III (Fees).

** The Annual Minimum Fee as applicable to each Fund beyond the first 20 Funds set forth on Schedule I of this Agreement commences upon Live Date of each such Fund.

Technology & Professional Services Budget

The Technology and Professional Services Budget set forth below shall be applied against the costs associated with technology configuration and customization projects as mutually agreed upon between GXMC and Sub-Administrator. Sub-Administrator shall include a good faith estimate of the cost of each project included within an associated project work order. The Administrator shall calculate the cost based upon the number of professional services hours to complete the project(s) contemplated by such project work order or the pass thru of invoices received from third party service providers, as appropriate.
In the event that the fees set forth in all approved project work orders during any Contract Year (as defined below) exceed the Technology & Professional Services Budget, Sub-Administrator shall invoice GXMC for such additional fees using the methodology described herein. Alternatively, in the event that the cumulative fees set forth in all approved project work orders during any year are less than the Technology & Professional Services Budget, no amounts may be carried over into the subsequent Contract Year.

The hourly billing rate for the Technology & Professional Services Budget shall be $295 per hour.

Contract Year	Technology & Professional Services Budget
March 1, 2022 – August 31, 2022	[ ]
Each 12 month Period beginning September 1st, and ending August 31st	[ ]

N-PORT and N-CEN Services Fees: (calculated and payable monthly in addition to Administration Fees)
[ ] per Fund per annum; subject to an annual minimum fee of [ ] (calculated for each April 1 through March 31 yearly period) for making N-PORT and N-CEN Services available to the Trust; provided however that from and after September 1, 2022, the N-PORT and N-CEN Services Fees shall be reduced to equal [ ] per Fund per annum (calculated and payable monthly).

Outsourced Global Shareholder Disclosure Services Fees: (calculated and payable monthly in addition to Administration Fees)

•Global Shareholder Monitoring and Disclosing (Initial coverage of 20 jurisdictions across all GXMC Funds for Global Shareholder and Takeover Panel Monitoring and Disclosures with capacity to scale to over 100 jurisdictions)

◦[ ] per jurisdiction for 1-30 Jurisdictions
◦[ ] per jurisdiction for 31-60 Jurisdictions
◦[ ] per jurisdiction over 60 jurisdictions

SEI 347428    8

•Takeover Panel Monitoring and Disclosing
◦Included in fees listed above

Optional Add-on Services:

•Sensitive industries
◦[ ] per jurisdiction
•Exchange Limits
◦[ ] per exchange
•Shares Outstanding Service
◦TBD
•Implementation fee
◦TBD

Limited Duration Relationship Credit:

From March 1, 2022 through August 31, 2022, the Sub-Administrator shall apply to each monthly invoice, a relationship credit of [ ] per month against the fees otherwise due and payable by GXMC to the Sub-Administrator.

Out of Pocket Expenses:

All reasonable out of pocket expenses (i.e., blue sky fees, fulfilment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Sub-Administrator on behalf of the Trust will be billed to GXMC quarterly in arrears.

Change of Terms:
This schedule is based upon regulatory requirements and the Trust’s requirements as set forth in its Trust Materials as of the Effective Date, as well as existing business partners, including without limitation, Brown Brothers Harriman & Co. as the Trust’s custodian and transfer agent. Any material change to any of the foregoing, including but not limited to, a material change in the Trust’s custodian and transfer agent, assets or the investment objective of a Fund will constitute a material change to this Agreement. If such a change occurs, the Sub-Administrator agrees to review the change with representatives of the Trust and GXMC and provide information concerning the feasibility of implementing any additional, different or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional, different or enhanced service.
Additionally, Sub-Administrator agrees to negotiate in good faith with respect to the fees payable in connection with specific Fund opportunities which may include Funds with multi-billion dollar initial asset funding and reduced fee rates payable to GXMC.

SEI 347428    9

ATTACHMENT 4

SCHEDULE V

Service Level Agreement

The Sub-Administrator’s performance will be measured against the Performance Standards set forth herein, as more fully described below.
•Data Collection and Performance Calculation
Beginning on first date on which any Fund of the Trust begins trading, Sub-Administrator will measure Sub-Administrator’s performance of each Key Performance Indicator (“KPI”) against the performance standards (“Performance Standards”) as set forth below.
Sub-Administrator shall, on a regular basis, collect and compile data regarding its performance for each KPI. Sub-Administrator will calculate its performance rating for the applicable calendar month/quarter (“Performance Rating”) for each KPI using the following formula: (number of items processed in each calendar month/quarter that meet the applicable KPI description divided by the total number of items processed in the calendar month/quarter that were subject to such KPI description) = X%. An item shall be deemed to be processed in the calendar month/quarter in which the last action occurs with respect to the applicable transaction event. The Performance Rating is compared with the applicable Performance Standard to determine whether Sub-Administrator is in compliance with the standards set forth in this Service Level Agreement.
For some KPI’s (“Low Volume KPI”) in which a low number of items are processed in a calendar month/quarter, the calculated Performance Rating may not be an accurate indicator of performance. Particularly, if a single item processed outside the KPI description causes the Performance Rating to fall below the Performance Standard, either (1) the KPI should be monitored for a longer period or (2) the Performance Rating for a broader KPI description should be utilized as a more reliable indicator of performance when determining appropriate actions outlined below.
•Performance Reporting
Within sixty (60) calendar days after the end of each calendar quarter, Sub-Administrator shall deliver to the Trust and GXMC, a report (the “Quarterly Performance Report”) that shall set forth Sub-Administrator’s Performance Rating for each KPI, determined based on the applicable measurement window for each KPI.
•Performance Incidents
In the event that the Performance Rating for any KPI is less than the applicable Performance Standard (hereinafter, a “Performance Shortfall”), the following corrective action shall be taken:
Sub-Administrator shall prepare and present to GXMC a corrective action plan to address and correct the cause of the Performance Shortfall, which plan shall contain a date by which Sub-Administrator is to have completed all actions under such plan (“Action Plan Completion Date”). In the first full month (for KPIs measured monthly) or quarter (for KPIs measured quarterly) immediately following the month / quarter of the Action Plan Completion Date, Sub-Administrator will prepare and present to GXMC a report for the applicable KPI using the following formula: (number of items processed in the month/quarter that meet the applicable KPI description divided by the total number of items processed in the month/quarter that were subject to such KPI description) = X%. If the resulting Performance Rating fails to meet the Performance Standard for the applicable KPI, (a) an “Initial Performance Incident” will be deemed to have occurred with respect to the applicable Performance Standard, (b) Sub-Administrator will prepare a revised corrective action plan (with a revised Action Plan Completion Date), and (c) Sub-Administrator will owe a monetary credit to GXMC, as indicated below with respect to an “Initial Performance Incident.”
If Sub-Administrator’s Performance Rating for a second time fails to meet the Performance Standard for the applicable KPI due to a Performance Shortfall within the two calendar quarters following the date of the Initial Performance Incident, (a) a “Second Performance Incident” will be deemed to have occurred with respect to the applicable Performance Standard, (b) Sub-Administrator will prepare a second corrective action plan (with an Action Plan Completion Date) and (c) Sub-Administrator will owe a monetary credit to GXMC, as indicated below with respect to a “Second Performance Incident.”
If Sub-Administrator’s Performance Rating for a third or subsequent time fails to meet the Performance Standard for the applicable KPI due to a Performance Shortfall within the two calendar quarters following the date of the Initial Performance Incident, (a) a “Third Performance Incident” will be deemed to have occurred with respect to the applicable Performance Standard, (b) Sub-Administrator will prepare a third corrective action plan (with an Action Plan Completion Date) and (c) Sub-Administrator will owe a monetary credit to GXMC, as indicated below with respect to a “Third Performance Incident.”
SEI 347428    10

If Sub-Administrator meets the Performance Standard for the applicable KPI for two consecutive quarters following any Performance Incident, the next failure by Sub-Administrator to meet the Performance Standard for the applicable KPI due to a Performance Shortfall shall again be deemed to be an Initial Performance Incident.
•Performance Credits

Performance Incident	Performance Credit
Initial Performance Incident	[ ]
Second Performance Incident	[ ]
Third Performance Incident	[ ]

Sub-Administrator will include any Performance Credit owed to GXMC on an invoice issued to GXMC following the applicable Performance Incident. Such Performance Credit shall be the sole and exclusive remedy in connection with the Performance Incident as it relates to the rights and obligations under this Schedule V, but shall in no way affect any other rights granted pursuant to this Agreement, including any other remedies provided for under the Agreement to the extent that such Performance Incident would otherwise constitute a material breach of the Agreement.
For the avoidance of doubt, only one Performance Credit shall apply in connection with each “event” relating to a Performance Shortfall. For example, if the Sub-Administrator’s accounting technology is unavailable for a period of time and such unavailability causes a Performance Shortfall with respect to both Portfolio Composition File timeliness and Website Files timeliness, only one Performance Shortfall shall be deemed to have occurred, and GXMC shall have the ability to choose which Performance Standard is breached due to such event.
•Performance Standard Exceptions
In connection with determining whether a Performance Rating constitutes a Performance Shortfall, Sub-Administrator will be excused from failure to satisfy a Performance Standard and such failure shall not be a Performance Shortfall if: (1) GXMC or any third party appointed by GXMC is in breach of its obligations under the Agreement; or is not acting in accordance with generally accepted industry practices; or is not acting in a manner to which the parties have otherwise mutually agreed in writing; (2) GXMC has delegated one or more of their obligations to third parties and such third parties do not perform within the requirements of the Agreement; (3) GXMC or any of its agents change data previously provided to Sub-Administrator or supply incorrect or incomplete instructions or data; or (4) performance within the stated KPI is adversely affected by (a) a change in the standards of a third party processing agent outside of the control of Sub-Administrator; (b) circumstances or events subject to Force Majeure; (c) Sub-Administrator’s obligations to comply with any law, including without limitation, any AML Laws or (d) a disaster recovery event. Additionally, Sub-Administrator will be excused from meeting a Performance Standard in instances where there is a significant one time increase in processing activity, such as but not limited to opening or closing of multiple Funds in a single measurement period. These types of activities are considered special projects, and, project scope, timelines, and resource requirements shall be reviewed with Sub-Administrator in advance of project initiation.

•Key Performance Indicators; Performance Standards
All times listed in the table below are Eastern Time.
SEI 347428    11

Key Performance Indicator	Responsibility of the Trust or GXMC	Sub-Administrator Responsibility	Service Level	Measurement Method	Measurement Window	Performance Standard
ETF NAV Accuracy	Provide, either directly or through a third party service provider, to Sub-Administrator accurate security trade information, AP activity, cash and asset data, and pricing vendor files.	Calculate accurate fund NAVs per share (reporting NAV)	If accurate security trade information, AP activity, cash and asset data, and pricing vendor files are received by Sub-Administrator in the proper formats, Sub-Administrator will calculate and disseminate accurate fund NAVs.	The funds’ NAV error and reimbursement policy will be used to determine when material NAV per share errors have occurred.	Quarterly	99.9%
Portfolio Composition Files Timeliness	Deliver ETF Baskets to Sub-Administrator by 4:00pm each Business Day	Deliver Portfolio Composition Files to Custodian for transmission to DTCC by cutoff time each Business Day	If ETF Baskets are delivered to Sub-Administrator by 4:00pm, Sub-Administrator will deliver PCF to Custodian for transmission to DTCC by cutoff time each Business Day	# of Portfolio Composition Files that are delivered by Sub-Administrator to Custodian for transmission to DTCC by cutoff time / # Portfolio Composition Files expected to be transmitted to DTCC by cutoff time	Quarterly	96.5%
Delivery of Website Files Timeliness •SEI_GLX_Tradedate_Holdings_YYYYMMDD.txt •SEI_GLX_Tradedate_Holdings_FI_YYYYMMDD.txt •SEI_GLX_BITS_Tradedate_Holdings_YYYYMMDD.txt •YYYYMMDD_ETF_blackbar.txt (primary pricing and performance) •YYYYMMDD_ETF_blackbar.txt (secondary pricing and performance, etc.)	Deliver Website Files and email notification in accordance with agreed upon timelines with GXMC	Sub-Administrator shall deliver the Website Files and email notification in accordance with agreed upon timelines	If accurate vendor files are received by Sub-Administrator in the proper formats, Sub-Administrator will drop the appropriate file(s) to the ftp site by the required time	# of files delivered to ftp site by the required time / # of files expected	Quarterly	98%

SEI 347428    12

•Additional Considerations

Subject always to the Performance Standard Exceptions, which shall excuse any failure by the Sub-Administrator, the Sub-Administrator hereby agrees to the following additional considerations with respect to Sub-Administrator service failures:

NAV Errors

◦For any NAV error not excused by a Performance Standard Exception, a credit equal to [ ] per day for the duration of the NAV error shall apply, subject to a maximum credit of [ ] for any individual NAV error. For purposes of clarification, this credit shall apply even if Sub-Administrator has met the Performance Standard for the applicable quarter. Sub-Administrator will include any credit owed to GXMC pursuant to this paragraph on an invoice issued to GXMC following the applicable NAV error.

[ ]

Portfolio Composition Files

◦For any delay in the delivery of Portfolio Composition Files not excused by a Performance Standard Exception, a credit equal to [ ] per daily delivery delay shall apply. For purposes of clarification, this credit shall apply even if Sub-Administrator has met the Performance Standard for the applicable quarter. Sub-Administrator will include any credit owed to GXMC pursuant to this paragraph on an invoice issued to GXMC following the applicable Portfolio Composition File delivery delay.

[ ]

Website Files

◦For any delay in the delivery of Website Files (as indicated within the KPI table above) not excused by a Performance Standard Exception, a credit equal to [ ] per daily delivery delay (regardless of whether a single Website File is delayed, multiple such files are delayed or all such files are delayed) shall apply. For purposes of clarification, this credit shall apply even if Sub-Administrator has met the Performance Standard for the applicable quarter. Sub-Administrator will include any credit owed to GXMC pursuant to this paragraph on an invoice issued to GXMC following the applicable Website File delivery delay.

[ ]

Shareholder Reports Delivery (Semi-Annual and Annual Reports)

[ ]

SEI 347428    13